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EXHIBIT 23.1:  CONSENT OF ERNST & YOUNG LLP

                       Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-57861) and related Prospectus of InterWest Bancorp, Inc. for the registration of its shares of common stock related to the planned merger with Kittitas Valley Bancorp, Inc. of our report dated October 30, 1997, except for Note 23 as to which the date is June 16, 1998, with respect to the supplemental consolidated financial statements of InterWest Bancorp, Inc. included in its Current Report on Form 8-K, dated on or about July 22, 1998, filed with the Securities and Exchange Commission.

Ernst & Young LLP
Seattle, Washington
July 22, 1998